Exhibit 99.2

Remarks of Robert Wolf
Chief Financial Officer of Rimage Corporation
Telephone Conference, April 21, 2004

o	Since our top line growth has already been covered in some detail, I will start off by discussing our gross margin, which was 49% in the first quarter.
o	This was unchanged from the level reported in the fourth quarter and down from 50% in last year's first quarter.
o	The modest year-over-year margin decline resulted primarily from growth of lower-margin products, principally the blank CD/DVD discs that we started selling in our media kits.
o	Depending on future sales of our high-end Producer line of publishers, the anticipated sales growth of media kits could have some impact on Rimage's gross margins in coming quarters.
o	However, we believe any such impact will be largely offset by the increased revenues generated by our media strategy.
o	First quarter R&D expense of $1.1 million was up 32% from the year-earlier period but rose to only 8% of sales versus 7% of sales in last year's first quarter.
o	As Bernie indicated, the higher level of R&D spending in the current quarter reflects the greater number of product development initiatives currently underway.
o	Selling, general and administrative expense increased 22% in the first quarter from the year-earlier level due to investments in sales management and related sales and marketing infrastructure required for strengthening Rimage's market penetration and supporting our future growth.
o	As a percentage of sales, SG&A expense decreased to 22% from 23% a year ago.
o	Reflecting the growth strategies we are implementing, sales and marketing expense will likely remain at relatively high levels in this year's second quarter.
o	Reflecting the impact of the quarter's higher R&D and SG&A expenses, our operating margin declined modestly to 19% from 20% in last year's first quarter.
o	Turning now to our balance sheet, cash and investments totaled $48.2 million at the end of the first quarter, compared to $48.6 million at December 31, 2003.
o	Due to our strong margins and relatively low capital requirements, we are continuing to generate strong operating cash flows.
o	However, we used cash in the first quarter to make a substantial income tax payment and to finance inventories related primarily to our new Desktop product.
o	Finally, shareholders' equity rose to $54.1 million at the end of the first quarter, from $52.0 million at the end of the year.
o	Before turning this call back to the conference call operator, I would like to say that we feel very good about Rimage's prospects, both near and longer term.
o	We clearly are on a course of accelerating growth, and despite the short-term expenses associated with this growth, we expect to continue reporting strong and improving profitability.
o	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.